Exhibit 10.38

Loan No. 000500642

PROMISSORY NOTE

BORROWER:	PAYEE:

Ascent Solar Technologies, Inc., a Delaware	Colorado Housing and Finance Authority
corporation
8120 Shaffer Parkway, Littleton, CO 80127-4107	1981 Blake Street, Denver, Colorado 80202

Note Date: February 8, 2008

Principal Amount: Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00)

Loan Rate: Six and Sixty One-Hundredths Percent (6.60%) Per Annum

FOR VALUE RECEIVED, Borrower promises to pay to the order of Payee, the principal sum of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) or so much thereof as shall have been advanced by Payee, from time to time (the “Principal Amount”), in accordance with the terms hereof and of that certain construction loan agreement between Borrower and Payee of even date herewith (the “Loan Agreement”) as it relates to the construction or rehabilitation of certain improvements (the “Improvements”) on the real property (the “Property”) more particularly described in the Deed of Trust (as defined below), together with interest on the outstanding unpaid balance of such Principal Amount at the Loan Rate set forth above, together with other amounts which may be due in accordance with the provisions of this Promissory Note (the “Note”).

The Borrower shall make payments of principal and interest as follows: Borrower shall pay interest only, at the Loan Rate, on so much of the Principal Amount as shall be outstanding from time to time (“Construction Loan Interest”). Construction Loan Interest shall be computed on the basis of a three- hundred-sixty-five (365) day year based upon the actual number of days elapsed. Construction Loan Interest shall be payable each month, in arrears, on the first day of the month. All unpaid principal, accrued and unpaid Construction Loan Interest, and all other sums due hereunder shall be due and payable in full on January 1, 2009 (the “Maturity Date”).

All payments of principal and interest shall be made at Payee’s offices at the address shown above or at such other place as Payee shall designate to Borrower in writing. For so long as there does not exist an Event of Default hereunder, as hereinafter defined, all payments received hereunder, including prepayments, shall be applied in the following order of priority: (i) to any amount required to be paid into a tax and insurance impound account in accordance with any of the Loan Documents, as hereinafter defined; (ii) to reimburse Payee for advances made and expenses incurred, including interest which has accrued on such advances or expenses, pursuant to the Loan Documents, as hereinafter defined; (iii) to the Cost of Funds Reimbursement due as described below, if any; (iv) to accrued and unpaid interest; and (v) to the outstanding principal balance of this Note.

After an Event of Default hereunder which has not been cured within any applicable cure period, all payments received by Payee on this Note shall be applied by Payee to the impound account, advances, accrued late charges, principal, interest and other charges due hereunder or under the other Loan Documents, as hereinafter defined, in such order as Payee shall determine in its sole subjective discretion.

In the event that Borrower shall fail to make any monthly payment due hereunder within fifteen (15) days following the due date thereof, Borrower shall pay to Payee a late charge in the amount of five percent (5%) of said monthly payment.

Borrower acknowledges that Payee may pledge this Note as security for bonds, including refunding bonds, issued by Payee (the “Bonds”). This Note may not be prepaid in whole or in part before the Maturity Date. Notwithstanding the foregoing, if this Note is prepaid prior to the Maturity Date, whether because of the acceleration of the Maturity Date by Payee after an Event of Default or otherwise, Borrower agrees that it shall pay Payee an amount (the “Cost of Funds Reimbursement”) equal to the actual costs incurred by the Payee to cancel all or a portion of the financial instruments purchased by the Payee in order to lock in the Loan Rate up to the amount of $6,750,000 for the benefit of the Borrower. In addition, Borrower agrees to pay the Cost of Funds Reimbursement to Payee if the Permanent Loan is not made by Payee to Borrower in the amount of at least $6,750,000 as provided in that certain Construction and Permanent Loan Commitment between Payee and Borrower dated January 16, 2008.

This Note is secured by, and the holder of this Note is entitled to the benefits of a Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and Leases (the “Deed of Trust”) encumbering certain real and personal property more particularly described therein (the “Property”). This Note, the Loan Agreement and Deed of Trust, together with all other instruments now or hereafter executed by Borrower or any related business enterprise in favor of Payee, which in any manner evidence the indebtedness represented by this Note or which constitute additional security for this Note, are herein collectively referred to as the “Loan Documents”. Reference is made to the Loan Documents for a description of the property covered thereby and the rights, remedies and obligations of the holder hereof in respect thereto.

The occurrence of any one or more of the following events shall constitute a default under this Note (an “Event of Default”):

(a)	Borrower shall fail to pay on or before the Maturity Date all amounts due and payable under this
Note; or

(b)	Borrower shall fail to make any monthly interest payment on the date such payment is due in accordance with the provisions of this Note (whether due on the date provided herein or by acceleration or otherwise); or

(c)	Borrower shall fail to complete construction of the Renovations to the improvements not later than the Construction Completion Date as defined in the Loan Agreement; or

(d)	There shall occur a non-monetary default under the terms of this Note; or

(e)	There shall occur a default under the terms of any Loan Document.

Upon the occurrence of an Event of Default, the entire principal balance and accrued interest, irrespective of the Maturity Date specified herein, shall become immediately due and payable at the option of Payee, subject only to the giving of prior notice and the rights of cure as set forth below, to the extent applicable and shall thereafter bear interest until paid in full at the rate of four percent (4%) above the Loan Rate.

Upon the occurrence of an Event of Default (except as otherwise stated below), Payee shall not accelerate this debt, make any payments for which Borrower is primarily liable or foreclose upon or attach any assets of Borrower unless it first mails to Borrower at Borrower’s address listed in the Deed of Trust, written notice of such default and such default is not fully cured within the following periods:

(a)          ten (10) days after such notice is so deposited in the U.S. mail in the event of any failure to make a monetary payment to any person;

(b)         thirty (30) days after such notice is so deposited in the U.S. mail in the event of nonmonetary defaults not subject to other provisions of this paragraph, provided (i) within ten (10) days after the mailing of the notice of default Borrower commences its cure and submits to Payee in writing its plan to cure; and (ii) said cure is continuously pursued by Borrower with due diligence. If said default is not reasonably capable of being cured within thirty (30) days, Borrower shall have such additional time as is reasonably necessary to complete the cure, but in no event for more than ninety (90) days after the mailing of the notice of default, all provided (x) said default is in Payee’s reasonable judgment curable within said period, (y) Borrower provides Payee with written, detailed progress reports at least every thirty (30) days until the cure is complete, and (z) Borrower continuously and diligently pursues said cure; or

(c)           sixty (60) days after the filing of any involuntary petition in bankruptcy against or for the appointment of a receiver for Borrower (except for petitions for receivership filed by Payee), with the dismissal of such petitions by the court within such period being deemed to cure such default.

Notwithstanding the above provisions, none of the cure periods provided for in this paragraph shall apply in the following circumstances:

(i)            if Borrower transfers or encumbers all or any portion of its interest in the Property without the required consent of Payee; or

(ii)           in any circumstance when a delay in effecting a cure is, in the reasonable judgment of Payee, likely to result in any security being damaged, becoming uninsured or rendered unavailable to Payee or the value thereof being materially and adversely affected; or

(iii)          any default of the same type or nature which occurs more than twice in any one (1) calendar year; or

(iv)          any failure to proceed with or complete the construction, renovation or repair of the Improvements as required by the Loan Agreement or Deed of Trust; or

(v)           any filing of a voluntary petition in bankruptcy by Borrower; or

(vi)          any assignment for the benefit of creditors, fraudulent conveyance, or other plan or action instituted by Borrower or any general partner of Borrower, in any attempt to avoid the satisfaction of any lawful indebtedness; or

(vii)         any waste committed to the Property or Improvements, or any demolition or removal of any Improvements except as permitted by the Loan Agreement without Payee’s consent (other than the exercise by any proper authority of the right of eminent domain); or

(viii)        any non-monetary default which Payee reasonably determines is not capable of being cured within the requisite period.

The provisions of this paragraph shall apply to defaults under all the Loan Documents, and unless expressly stated to the contrary in such documents any cure period referred to therein shall be deemed to incorporate said provisions. If any of said documents are inconsistent with this paragraph the latter shall be controlling, unless said other document expressly provides otherwise. Where additional notice or cure periods are provided in this or any other such documents or are required by any other contract or by law, said periods and those contained in this paragraph shall run concurrently.

Upon the occurrence of an Event of Default, Borrower agrees to pay on demand all of Payee’s costs and expenses incurred for the recovery of all or any part of or for protection of the indebtedness or to enforce Payee’s rights under the Loan Documents including, without limitation, reasonable attorneys’ fees.

The Deed of Trust includes certain limitations on the right of Borrower to sell, convey, contract to sell or convey, assign or encumber the Property. Reference to the Deed of Trust must be made for the text of these provisions. Such provisions are incorporated herein by this reference.

Borrower waives presentment, notice of dishonor, notice of acceleration and protest, and assents to any extensions of time with respect to any payment due under this Note, to any substitution or release of collateral and to the addition or release of any party. No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.

This Note is made and dated as of the date above written and is to be governed by and construed according to the laws of the State of Colorado.

Notices which are given pursuant to this Note shall be given as set forth in the Deed of Trust.

IN CONSIDERATION OF PAYEE MAKING THE LOAN EVIDENCED BY THIS NOTE AND AS A SPECIFIC CONDITION OF THE MAKING OF SAID LOAN BY PAYEE, PAYEE AND BORROWER DO EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE, ANY OTHER LOAN DOCUMENT, THE LETTER OF COMMITMENT WHEREBY PAYEE AGREED TO MAKE THE LOAN AND ANY MODIFICATION OR AMENDMENT TO ANY ONE OR ALL OF THEM, OR ARISING OUT OF OR RELATING TO THE ACTIONS OF PAYEE IN THE ENFORCEMENT THEREOF. BORROWER DOES HEREBY ACKNOWLEDGE THAT IT HAS DISCUSSED AND REVIEWED THE LOAN DOCUMENTS WITH ITS LEGAL COUNSEL AND UNDERSTANDS THE PROVISIONS THEREOF, INCLUDING SPECIFICALLY, BUT WITHOUT LIMITATION, THIS WAIVER OF JURY TRIAL. BORROWER ACKNOWLEDGES THAT IT HAS EXERCISED ITS INDEPENDENT JUDGMENT TO ACT IN EXECUTING THIS NOTE AND THE OTHER LOAN DOCUMENTS, AND IS ACTING UPON ITS OWN FREE WILL, WITHOUT DURESS, COERCION OR COMPULSION OF ANY NATURE WHATSOEVER.

BORROWER:

Ascent Solar Technologies, Inc., a Delaware
corporation

ATTEST:

By:	/s/ R.Scott Burrows	By:	/s/ Matthew B. Foster
	R.Scott Burrows, Secretary		Matthew B. Foster, President

STATE OF COLORADO	)
)ss.
COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this 8th, day of February, 2008, by Matthew B. Foster as President and R. Scott Burrows as Secretary of Ascent Solar Technologies, Inc., a Delaware corporation.

My commission expires:			.

(SEAL)
[ILLEGIBLE]
	MIKE HEATH NOTARY PUBLIC STATE OF COLORADO	Notary Public

My Commission Expires Oct. 11, 2010